EXHIBIT 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release:	Immediate

Media	Marvin Brown	(281) 591-4212
	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Reports Fourth Quarter and Full Year 2004

Earnings Per Share of $0.81 and $1.68

Highlights:

•	Full-year 2004 reported earnings adjusted for unusual items resulted in adjusted income per diluted share (a non-GAAP measure) of $1.25, up 21 percent from 2003

•	Fourth quarter revenue up 31 percent over prior-year quarter; full-year revenue of $2.8 billion, up 20 percent from 2003

•	Subsea fourth quarter revenue of $333 million increased 56 percent over prior-year quarter; full-year subsea revenue of over $1 billion up 24 percent from 2003

•	Record subsea systems orders of $1.5 billion

•	Strong cash flow reduces debt, net of cash, to $39 million

•	Company announces stock repurchase program

HOUSTON, February 7, 2005 – FMC Technologies, Inc. (NYSE: FTI) today reported fourth quarter 2004 sales of $833.5 million, earnings of $0.81 per diluted share and adjusted income per diluted share (a non-GAAP measure) of $0.39. Year-end backlog of $1.59 billion was up 26 percent from year-end 2003, due primarily to record subsea systems orders of $1.5 billion. Full year 2004 sales of $2.8 billion were up 20 percent over 2003 on the strength of subsea systems sales. Full year adjusted income per diluted share (a non-GAAP measure) of $1.25, which excludes two unusual items, was up 21 percent over 2003 earnings of $1.03 per diluted share.

In the fourth quarter, the Company recognized a $60.4 million pre-tax gain on the conversion of its ownership interest in MODEC International LLC for cash and stock in MODEC, Inc., resulting in a $36.1 million increase in net income after taxes. This $0.51 positive impact on diluted earnings per share is not included in segment operating profit. Also in the fourth quarter, a $6.5 million

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Page 2 - FMC Technologies Reports Fourth Quarter and Full Year 2004 Earnings Per Share of $0.81 and $1.68

pre-tax goodwill impairment charge ($6.1 million after-tax) was recorded in the Energy Processing Systems segment, which reduced reported diluted earnings per share by $0.09. A schedule detailing these adjustments and reconciling reported earnings per diluted share of $1.68 to adjusted income per diluted share (a non-GAAP measure) of $1.25 is provided as an attachment to this news release.

“We are pleased with our performance in 2004. Revenue of $2.8 billion grew by 20 percent over 2003, driven by our Energy Systems businesses. Our subsea systems revenue exceeded $1.0 billion on the strength of our technology and alliances. Record orders of $3.1 billion contributed to our 2004 year-end backlog of $1.59 billion, providing a solid platform for 2005,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “By managing our capital tightly we reduced our year-end debt, net of cash, to $39 million.”

FMC Technologies plans to repurchase shares of its outstanding common stock during 2005, pursuant to a repurchase program previously approved by its Board of Directors. Under that program, the Company is authorized to repurchase up to two million shares of common stock. FMC Technologies plans to make repurchases through open-market transactions. The timing of repurchases will depend on market conditions, and the Company gives no assurance regarding the exact quantity of shares to be repurchased.

Review of Operations – Fourth Quarter 2004

Sales for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, were $622.4 million in the fourth quarter of 2004, up 43 percent from $436.2 million in the fourth quarter of 2003. Energy Systems’ operating profit for the fourth quarter was $13.7 million, down from $28.6 million in the same period last year due to a $17.0 million loss provision, primarily attributable to costs associated with weather-related delays on the Sonatrach project and a $6.5 million charge for goodwill impairment in the blending and transfer product line.

Energy Systems’ orders were $595.9 million in the fourth quarter. Energy Systems’ total backlog at the end of the fourth quarter was $1.3 billion, up 31 percent from $1.0 billion at the end of the fourth quarter of 2003.

Energy Production Systems’ fourth quarter sales of $482.5 million increased 56 percent over the prior year, due primarily to higher subsea systems sales and, to a lesser extent, increased floating production systems sales and the impact of foreign currency translation. Sales for subsea systems were $333 million in the quarter, up 56 percent from the prior-year quarter. Segment operating profit of $6.9 million was $9.0 million below the prior-year period due to the $17 million loss provision on the Sonatrach project. Higher sales volume and improved operating margins in both the subsea systems and surface wellhead product lines positively impacted the results.

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Page 3 - FMC Technologies Reports Fourth Quarter and Full Year 2004 Earnings Per Share of $0.81 and $1.68

Energy Production Systems’ orders were $480.1 million for the fourth quarter, primarily on the strength of subsea systems orders but also on strong surface wellhead inbound which improved over 2003. Backlog of $1.2 billion is up $342.0 million from the prior year end on solid subsea systems orders, which are up 69 percent from the prior year end.

Energy Processing Systems’ fourth quarter sales of $142.2 million were 11 percent higher than the prior-year period. The sales improvement was the result of strength in measurement systems, which continues to benefit from strong oil and gas demand, and in material handling systems, due to the timing of work on a coal conveying project. Strength in U.S. land drilling activity positively affected sales and profits of WECO®/Chiksan® equipment compared with 2003, due to continued strong service company demand. To a lesser extent, foreign currency translation also contributed to the sales improvement. Energy Processing Systems’ fourth quarter operating profit was $6.8 million. Higher operating profit from improved WECO®/Chiksan® equipment volume, as well as strong material handling and measurement volume, compared with the prior-year period was offset by the $6.5 million goodwill impairment charge in blending and transfer. Lower production manifold systems sales and lower volume and operating margins in the loading systems product line contributed to the decline in operating profit.

Energy Processing Systems’ orders were $117.0 million for the fourth quarter, down 13 percent from the prior-year period, primarily due to the large order for a coal conveying project received in the fourth quarter of 2003. Loading systems inbound was below the prior-year period due to delayed LNG projects. Partially offsetting these reductions were higher orders for WECO®/Chiksan® equipment from service companies.

FoodTech’s sales in the fourth quarter of $133.2 million were down 3 percent from the fourth quarter of 2003, due mainly to lower citrus sales as a result of the Florida hurricanes. Fourth quarter operating profit of $10.0 million decreased 21 percent compared to the prior-year period, due to lower citrus operating profit from the effects of the Florida hurricanes and lower food processing equipment margins.

Airport Systems’ fourth quarter sales of $80.5 million were up 22 percent compared to the fourth quarter of 2003, due to higher sales of Jetway® passenger boarding bridges to airport authorities and higher Halvorsen loader aftermarket sales to the U.S. Air Force. Airport Systems’

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Page 4 - FMC Technologies Reports Fourth Quarter and Full Year 2004 Earnings Per Share of $0.81 and $1.68

fourth quarter operating profit of $4.7 million was up 7 percent from the prior-year period. The operating profit improvement reflects increased Halvorsen loader aftermarket sales to the U.S. Air Force, partially offset by the effects of higher steel costs in the Airport Systems segment.

Corporate expense in the fourth quarter of 2004 was $9.4 million, $2.7 million above the prior-year period, due mainly to higher fees for Sarbanes-Oxley compliance. Other expense, net, of $2.5 million decreased $4.7 million compared with the prior-year period, due to favorable changes in foreign currency hedging results, lower stock-based compensation expense and the absence of costs associated with the 2003 outsourcing of the Company’s employee benefits administration functions. The gain on the conversion of the investment in MODEC International was $60.4 million in the fourth quarter. Net interest expense in the fourth quarter of 2004 was $1.7 million, down from $2.0 million in the fourth quarter of 2003 due to lower average debt.

In the fourth quarter, a net favorable tax adjustment of $11.9 million was recorded due in part to a successful resolution of a tax dispute and the favorable resolution of foreign tax audits.

Debt, net of cash, of $39.0 million at year end decreased $128.2 million from $167.2 million at the end of the third quarter of 2004 on strong cash flow from operations.

Depreciation and amortization for the fourth quarter of 2004 was $16.9 million compared to $16.5 million in the prior-year period. Capital expenditures during the fourth quarter of 2004 totaled $16.9 million compared to $22.3 million in the prior-year period.

Review of Operations – Full Year 2004

For full-year 2004, sales of $2.8 billion were up 20 percent from $2.3 billion in 2003, reflecting the continued growth of Energy Production Systems’ subsea systems. Reported earnings per diluted share were $1.68. Excluding unusual items, adjusted income per diluted share (a non-GAAP measure) was $1.25.

Energy Systems’ sales in 2004 of $1.97 billion were up 26 percent from $1.57 billion in 2003 and account for over 70 percent of FMC Technologies’ total sales. Energy Systems’ operating profit of $98.5 million includes the full-year loss provision on the Sonatrach project of $21.4 million and a $6.5 million charge for goodwill impairment in the blending and transfer product line.

Energy Production Systems’ sales of $1.49 billion were up 31 percent from 2003. Subsea systems sales of over $1 billion increased 24 percent over 2004. Higher surface wellhead sales and higher floating production systems sales from the Sonatrach project also contributed to the year-

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Page 5 - FMC Technologies Reports Fourth Quarter and Full Year 2004 Earnings Per Share of $0.81 and $1.68

over-year improvement. Energy Production Systems’ operating profit of $71.1 million includes a $21.4 million loss provision attributable primarily to weather-related delays for the Sonatrach project. Operating profits in subsea systems and surface wellhead improved over 2003 performance due to both volume and operating margin improvements.

Energy Processing Systems’ 2004 sales of $493.3 million improved 14 percent over 2003. Operating profit of $27.4 million includes a $6.5 million charge for the goodwill impairment of the blending and transfer product line. Sales improvements were the result of increased demand for measurement systems throughout 2004 as oil and gas prices remained high, driving demand for new pipeline and tank truck investments. Greater demand for material handling equipment, due to the strong economy and strong demand from service companies for WECO®/Chiksan® products, was the primary driver for the increased sales volume and operating profit improvements.

Energy Systems’ orders for full-year 2004 of $2.3 billion increased 39 percent over 2003. Energy Production Systems’ inbound of $1.8 billion was $635.5 million above 2003 levels, due primarily to the 69 percent increase in subsea systems orders over 2003. Record subsea systems inbound of $1.5 billion represents 66 percent of Energy Systems’ total 2004 orders. Energy Processing Systems’ inbound of $460.9 million is also at a record level. Service company demand increased WECO®/Chiksan® orders, while measurement systems benefited from new investments in gas and liquid pipelines in the Gulf of Mexico and in tank trucks in Europe. Partially offsetting the increase in Energy Processing orders were the effects of loading systems order delays and weaker demand for production manifold systems.

FoodTech’s revenue in 2004 of $525.8 million was essentially flat with 2003. Strong volume in the North American and Asian freezing and cooking markets and, to a lesser extent, favorable foreign currency exchange were offset by reduced food processing equipment sales and lower citrus revenue. Operating profit of $36.8 million was below 2003 operating profit, due to lower citrus profit and lower food processing equipment sales offset in part by stronger freezing and cooking volume.

Airport Systems’ sales in 2004 of $279.8 million were 25 percent above 2003 levels. Increased demand for both Jetway® and ground support systems products more than offset the anticipated reduction in Halvorsen loader volumes under the U.S. Air Force contract. Operating profit of $16.0 million was 29 percent above the prior-year levels. Increased volume and improved operating margins in both Jetway® and ground support products more than offset lower profit from the Halvorsen volume decline.

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Page 6 - FMC Technologies Reports Fourth Quarter and Full Year 2004 Earnings Per Share of $0.81 and $1.68

Corporate expenses for full-year 2004 were $28.3 million, up 16 percent from the prior year, due primarily to higher Sarbanes-Oxley compliance costs. Other expense, net, was $17.5 million compared to $23.9 million in 2003. The decrease is largely due to lower stock-based compensation expense, favorable changes in foreign currency hedging results and the absence of costs related to the 2003 outsourcing of the Company’s employee benefits administration functions. Corporate items include the $60.4 million pre-tax gain on the conversion of the investment in MODEC International for cash and stock in MODEC, Inc. Net interest expense was reduced to $6.9 million compared to 2003 net interest expense of $8.9 million, due to lower average debt.

Depreciation and amortization for 2004 was $63.5 million compared to $57.7 million in 2003. Capital expenditures were $50.2 million for 2004 compared to $80.2 million in 2003 which included the repurchase of sale/leaseback assets amounting to $15 million.

Summary

FMC Technologies reported earnings per diluted share of $1.68 for full-year 2004. Adjusted income per diluted share (a non-GAAP measure) of $1.25 improved 21 percent over 2003 earnings per share of $1.03 on the strength of the Energy Systems businesses. Subsea systems sales and operating profit grew 24 percent and 46 percent, respectively. Increased drilling activity positively affected the Company’s surface wellhead and WECO®/Chiksan® sales. FoodTech sales and operating profit were below 2003 on lower sales in citrus and food processing equipment. Airport Systems continued to show profit improvement in the ground support equipment and Jetway® product lines, offsetting the profit decline due to the anticipated reduction in Halvorsen loader volume under the U.S. Air Force contract. Backlog remained strong at $1.59 billion, reflecting the increase in subsea systems orders in 2004. Debt, net of cash, was $39 million at year end. The Company maintains its estimate of earnings per diluted share for full-year 2005 in the range of $1.30 to $1.50.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 32 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with

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Page 7 - FMC Technologies Reports Fourth Quarter and Full Year 2004 Earnings Per Share of $0.81 and $1.68

the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its fourth quarter 2004 conference call at 9:00 a.m. (Eastern Standard Time) on Tuesday, February 8, 2005. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004
	(Unaudited)	(Unaudited)	(Unaudited)	2003
Revenue	$833.5	$637.4	$2,767.7	$2,307.1
Costs and expenses	810.6	605.1	2,657.1	2,201.5
Asset impairment	6.5	—	6.5	—

	16.4	32.3	104.1	105.6
Gain on conversion of investment in MODEC International LLC	60.4	—	60.4	—
Minority interests	0.1	(0.6)	1.4	(1.1)

Income before net interest expense and income taxes	76.9	31.7	165.9	104.5
Net interest expense	1.7	2.0	6.9	8.9

Income before income taxes	75.2	29.7	159.0	95.6
Provision for income taxes	18.0	8.4	42.3	26.7

Net income	$57.2	$21.3	$116.7	$68.9

Earnings per share
Basic	$0.83	$0.32	$1.73	$1.04

Diluted	$0.81	$0.32	$1.68	$1.03

Weighted average shares outstanding
Basic	68.7	66.4	67.6	66.1

Diluted	70.4	67.2	69.3	66.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004
	(Unaudited)	(Unaudited)	(Unaudited)	2003
Revenue
Energy Production Systems	$482.5	$309.4	$1,487.8	$1,136.2
Energy Processing Systems	142.2	127.6	493.3	431.7
Intercompany eliminations	(2.3)	(0.8)	(10.7)	(2.8)

Subtotal Energy Systems	622.4	436.2	1,970.4	1,565.1
FoodTech	133.2	136.9	525.8	524.7
Airport Systems	80.5	66.0	279.8	224.1
Intercompany eliminations	(2.6)	(1.7)	(8.3)	(6.8)

	$833.5	$637.4	$2,767.7	$2,307.1

Income before income taxes

Segment operating profit
Energy Production Systems	$6.9	$15.9	$71.1	$66.0
Energy Processing Systems (1)	6.8	12.7	27.4	30.3

Subtotal Energy Systems	13.7	28.6	98.5	96.3
FoodTech	10.0	12.6	36.8	44.0
Airport Systems	4.7	4.4	16.0	12.4

Total segment operating profit	28.4	45.6	151.3	152.7

Corporate items
Corporate expense	(9.4)	(6.7)	(28.3)	(24.3)
Gain on conversion of investment in MODEC International LLC	60.4	—	60.4	—
Other expense, net (2)	(2.5)	(7.2)	(17.5)	(23.9)
Net interest expense	(1.7)	(2.0)	(6.9)	(8.9)

Total corporate items	46.8	(15.9)	7.7	(57.1)

Income before income taxes	$75.2	$29.7	$159.0	$95.6

(1)	Energy Processing Systems' operating profit includes a $6.5 million charge for impairment of goodwill in the three and twelve months ended December 31, 2004.
(2)	Other expense, net, comprises expense related to stock-based compensation, LIFO inventory adjustments, expense related to employee pension and other postretirement employee benefits and foreign currency related gains or losses. Stock-based compensation expense includes the recognition of stock-based awards over the vesting period. Beginning in 2004, the Company recorded expense for stock options in accordance with SFAS No. 123 and prior period results were restated. The following table displays pre-tax expense from stock-based compensation:

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Stock option compensation expense	$1.3	$3.0	$5.0	$11.0
All other stock-based compensation expense	1.3	1.1	7.3	4.2

	$2.6	$4.1	$12.3	$15.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Inbound Orders
Energy Production Systems	$480.1	$526.3	$1,829.8	$1,194.3
Energy Processing Systems	117.0	134.3	460.9	458.9
Intercompany eliminations	(1.2)	0.1	(6.3)	(8.3)

Subtotal Energy Systems	595.9	660.7	2,284.4	1,644.9
FoodTech	144.9	134.0	550.9	535.1
Airport Systems	69.2	82.8	270.0	241.7
Intercompany eliminations	(3.2)	(2.2)	(9.0)	(6.7)

Total inbound orders	$806.8	$875.3	$3,096.3	$2,415.0

	December 31
	2004	2003
Order Backlog

Energy Production Systems	$1,222.7	$880.7
Energy Processing Systems	104.8	137.2
Intercompany eliminations	(1.0)	(5.4)

Subtotal Energy Systems	1,326.5	1,012.5
FoodTech	142.7	117.6
Airport Systems	119.8	129.5
Intercompany eliminations	(1.9)	(1.2)

Total order backlog	$1,587.1	$1,258.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2004	December 31,
	(Unaudited)	2003
Cash and cash equivalents	$124.1	$29.0
Trade receivables, net	671.7	544.1
Inventories	316.3	286.8
Other current assets	105.0	89.1

Total current assets	1,217.1	949.0

Property, plant and equipment, net	332.8	327.9
Goodwill	116.8	118.2
Intangible assets, net	72.0	71.2
Investments	76.6	31.8
Other assets	78.6	99.0

Total assets	$1,893.9	$1,597.1

Short-term debt and current portion of long-term debt	$2.7	$20.4
Accounts payable, trade and other	368.8	272.4
Advance payments	297.5	255.6
Other current liabilities	326.4	301.5

Total current liabilities	995.4	849.9

Long-term debt, less current portion	160.4	201.1
Other liabilities	75.9	102.8
Common stock	0.7	0.7
Other stockholders' equity	661.5	442.6

Total liabilities and stockholders' equity	$1,893.9	$1,597.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Twelve Months Ended December 31
	2004
	(Unaudited)	2003
Cash provided by operating activities of continuing operations:
Net income	$116.7	$68.9
Depreciation and amortization	63.5	57.7
Gain on conversion of investment in MODEC International LLC	(60.4)	—
Trade receivables, net	(105.3)	(89.8)
Trade accounts payable	85.3	49.6
Advance payments	28.7	69.4
Other	4.4	(5.4)

Net cash provided by operating activities of continuing operations	132.9	150.4

Cash required by discontinued operations	(5.9)	(5.2)

Cash provided (required) by investing activities:
Capital expenditures	(50.2)	(65.2)
Retirement of sale-leaseback obligations	—	(35.9)
Proceeds from conversion of investment in MODEC International LLC (1)	27.9	—
Business acquisitions, net of cash acquired	(2.9)	(46.4)
Other	8.6	14.7

Net cash required by investing activities	(16.6)	(132.8)

Cash provided (required) by financing activities:
Net decrease in short-term debt	(17.8)	(39.1)
Net increase (decrease) in commercial paper	(0.2)	150.0
Net decrease in long-term debt	(40.4)	(131.2)
Issuance of capital stock	38.6	7.5
Net (increase) decrease in common stock in employee benefit trust	0.6	(0.5)

Net cash required by financing activities	(19.2)	(13.3)

Effect of changes in foreign exchange rates on cash and cash equivalents	3.9	(2.5)

Increase in cash and cash equivalents	95.1	(3.4)

Cash and cash equivalents, beginning of period	29.0	32.4

Cash and cash equivalents, end of period	$124.1	$29.0

(1)	In the fourth quarter of 2004, the Company exchanged its investment in MODEC International LLC for cash of $27.9 million and common stock of MODEC, Inc., valued at $49.1 million.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE TO EARNINGS REPORTED IN ACCORDANCE WITH GAAP

(In millions, except per share amounts)

The following sets forth Adjusted Income, which is a measure not derived in accordance with GAAP, for the quarter and year ended December 31, 2004:

	Income before Net Interest Expense and Income Taxes	Net Income	Per Diluted Share
Three Months Ended December 31, 2004

As reported in accordance with GAAP	$76.9	$57.2	$0.81

Unusual Items
Less: Gain on conversion of investment in MODEC International LLC	(60.4)	(36.1)	(0.51)
Plus: Goodwill impairment	6.5	6.1	0.09

Adjusted income, a non-GAAP measure	$23.0	$27.2	$0.39

Twelve Months Ended December 31, 2004

As reported in accordance with GAAP	$165.9	$116.7	$1.68

Unusual Items
Less: Gain on conversion of investment in MODEC International LLC	(60.4)	(36.1)	(0.52)
Plus: Goodwill impairment	6.5	6.1	0.09

Adjusted income, a non-GAAP measure	$112.0	$86.7	$1.25

Management reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP performance measures utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. This non-GAAP financial measure may be inconsistent with similar measures presented by other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results.